Exhibit 10.31

AMENDED AND RESTATED INTEREST AGREEMENT

This Amended and Restated Interest Agreement (this “Agreement”) is entered into on October 24, 2016 (the “Execution Date”), and made effective as of September 22, 2015 (the “Effective Date”), by and between LIGHTLAKE THERAPEUTICS INC., a Nevada corporation (the “Company”), and Valour Fund, LLC, a Delaware limited liability company and successor in interest to this Agreement (“Valour”).

WHEREAS, on the Effective Date, the Company entered into that certain interest agreement (the “Initial Agreement”), whereby the third party invested One Million Six Hundred Thousand Dollars ($1,600,000) (the “Cumulative Investment”) during a period commencing on October 6, 2015 (the “Initial Investment Date”) through May 20, 2016, which funds have been and are being used for the Company’s development of opioid antagonist treatments for addictions and related disorders that materially rely, as determined in good faith by the Company, on certain studies agreed upon by the Company and the third party, and which treatments do not include treatments for reversing opioid overdoses (the “Products”);

WHEREAS, the Cumulative Investment has been used for research, development, any other activities connected to the Products, operating expenses (excluding investor relations, bonuses, and renting an office), and any other purpose consistent with the goals of the third party (each, a “Purpose”);

WHEREAS, pursuant to the Initial Agreement, the Company, in exchange for the Cumulative Investment, assigned the third party the right to receive a certain amount of the financial return produced by the Products; and

WHEREAS, the third party has since assigned its rights and obligations under the Initial Agreement to Valour, and Valour and the Company now desire to amend and restate the Initial Agreement to (i) reflect the occurrence of events since the Effective Date and (ii) add Valour, and remove the third party, as a party to this Agreement.

NOW THEREFORE, with reference to the foregoing facts, the Company and Valour agree as follows:

1.	Capital Calls and Interest.

1.1         The third party has previously provided the Cumulative Investment to the Company, which funds may be used for any Purpose.

1.2         The Company hereby agrees to assign to Valour, as the transferee of the third party, the right to receive a total of two and two fifteenths percent (2.1333)% of the Net Profit (as defined below) generated from the Products in perpetuity from the Effective Date (the “Interest”). The Interest shall not be transferrable or assignable to an unrelated third party. “Net Profit” shall be defined as any pre-tax revenue received by the Company that was derived from the sale of the Products less any and all expenses incurred by and payments made by the Company in connection with the Products, including but not limited to an allocation of Company overhead based on the proportionate time, expenses and resources devoted by Company to Products-related activities, which allocation shall be determined in good faith by the Company.

1.3         Notwithstanding any other provisions of this Agreement, at all times after the Effective Date the Company shall have the right to buy back the Interest or any portion of the Interest from Valour by providing written or electronic notice to Valour or one of its representatives (each, an “Authorized Party”). Any such notice shall include the percentage amount of the Interest to be bought back by the Company, and such notice shall also include the dollar amount invested by the third party that equals the percentage amount of the Interest to be bought back by the Company based on the one percent (1%) per each Seven Hundred Fifty Thousand Dollars (US$750,000.00) of Cumulative Investment exchange (the “Buyback Amount”). In the event that such notice is provided within two and one half (2½) years of the Initial Investment Date, then the Company shall pay Valour two (2) times the Buyback Amount within ten (10) business days of providing such notice. In the event that such notice is provided after two and one half (2½) years from the Initial Investment Date, then the Company shall pay Valour three and one half (3½) times the Buyback Amount within ten (10) business days of providing such notice. Upon the Company’s paying to Valour the Buyback Amount with respect to the Interest or any portion of the Interest, such Interest or portion of the Interest, as appropriate, shall be deemed either extinguished or transferred or sold back to the Company, at the Company’s direction, and have no further legal effect and Valour shall have no rights with respect to such amount of Interest bought back by the Company. For illustrative purposes, if such a notice is delivered three (3) years after the Initial Investment Date and provides for a Buyback Amount of Seven Hundred Fifty Thousand Dollars (US$750,000.00), which represents a one percent (1.0%) amount of Interest, then the Company shall pay Valour Two Million Six Hundred Twenty Five Dollars (US$2,625,000.00), which is equal to three and one half (3½) times the Buyback Amount within ten (10) business days of such notice and upon such payment all of the Valour’s rights related to such one percent (1.0%) amount of Interest shall cease as Valour shall only own one and two fifteenths percent (1.1333)% of Interest.

2.	Net Profit Audits, Updates, Distributions and Other Transactions.

2.1         The Company shall provide Valour with an annual audit of Net Profits (the “Audit”), which Audit shall be completed after the end of each calendar year.  Notwithstanding the foregoing, this Paragraph 2.1 shall not be applicable until the Products generate Net Profit.

2.2         After the end of each quarter of the calendar year, the Company shall provide Valour with a written or electronic update with respect to the status of the Products. If the Products generate Net Profit, then the Company shall also provide Valour with a written or electronic statement of the estimated Net Profit represented by the Interest.

2.3         After the end of each of the first three quarters of the calendar year, the Company shall distribute to Valour eighty percent (80%) of such calendar quarter’s Net Profit represented by the Interest, which amount shall be estimated in good faith by the Company. Upon the completion of the Audit for such calendar year, the Company shall distribute to Valour the Net Profit represented by the Interest for the fourth quarter of the calendar year. In the event that the Audit for such calendar year determines the Net Profit represented by the Interest for the first three quarters of the calendar year (the “Audited NP”) to be greater than the estimated Net Profit represented by the Interest actually paid to Valour for the first three calendar quarters (the “Estimated NP”), then the Company shall distribute to Valour the difference between the Audited NP and the Estimated NP. In the event that the Audit for such calendar year determines the Audited NP to be less than the Estimated NP, then the Company shall deduct the difference between the Estimated NP and the Audited NP from the distribution for the fourth quarter of such calendar year and, if required, each following distribution until such amount is fully deducted.

2.4         In the event that any of the Products are sold by the Company, then Valour shall receive the percentage Interest that it holds of the net proceeds of such sale, pro rata, and in the form of such net proceeds, after the deduction of all expenses and costs related to such sale. In the event that the Company is sold, then the Company shall engage an independent financial or accounting firm to determine the fair value of the Company which is directly attributable to the Products and Valour shall receive the percentage Interest that it owns of such amount after the deduction of all expenses and costs related to such sale. All other material transactions involving the Products not addressed herein shall be addressed in good faith by the Company and Valour. For illustrative purposes, with a Cumulative Investment equal to One Million Six Hundred Thousand Dollars (US$1,600,000.00) , which represents two and two fifteenths percent (2.1333)% amount of Interest, then in the event that one of the Products is sold by the Company, Valour shall receive two and two fifteenths percent (2.1333%) of the net proceeds of such sale, pro rata, and in the form of such net proceeds, after the deduction of all expenses and costs related to such sale.

3.	Option to Exchange Interest for Common Stock.

3.1         If none of the Products are introduced to the market within thirty-six (36) months after the Effective Date, then Valour shall have the option to receive a number of shares of common stock at a rate equal to Fifty Thousand (50,000) shares of the Company’s common stock, par value $0.001 per share, per each Five Hundred Thousand Dollars (US$500,000.00) of Cumulative Investment, up to a total maximum of One Hundred Sixty Thousand (160,000) shares of the Company’s common stock for One Million Six Hundred Thousand Dollars (US$1,600,000.00) of Cumulative Investment (the “Shares”) in lieu of the Interest (the “Option”). Shares shall be adjusted for stock splits and standard adjustments.

3.2         In the event that none of the Products are approved by the U.S. Food and Drug Administration or an equivalent body in Europe for marketing and none of the Products are actually marketed within thirty-six (36) months after the Effective Date, then Valour shall have sixty (60) calendar days to provide written notice to the Company that Valour intends to exercise the Option. Valour shall waive their rights to the Option if it fails to provide sixty (60) calendar days written notice to the Company of its intent to exercise the Option within such sixty (60) calendar days. If Valour exercises the Option, then it shall waive all rights to the Interest and receive fully paid and non-assessable Shares.

4.	Representations and Warranties of the Company.

The Company represents and warrants to Valour that:

4.1         The Company is a public company duly organized, validly existing and in good standing under the laws of Nevada and has all requisite power and authority to carry on its business as now being conducted and as proposed to be conducted.

4.2         This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

5.	Representations, Warranties and Agreements of Valour.

Valour represents and warrants to, and agrees with, the Company as follows:

5.1         No Guarantee of Success. Valour acknowledges that this is a speculative investment involving a high degree of risk and that there is no guarantee of success or that Valour will realize any gain from the Cumulative Investment, and it could lose the total amount of its Cumulative Investment.

5.2         Legends. Valour hereby agrees with the Company that the Shares will bear the following legend or one that is substantially similar to the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SHARES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SHARES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SHARES ACT AND APPLICABLE STATE SHARES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SHARES ACT AND APPLICABLE STATE SHARES LAWS, IN WHICH CASE THE INVESTOR MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SHARES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SHARES ACT AND APPLICABLE STATE SHARES LAWS.

6.	Miscellaneous.

6.1         Notices.  All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be electronic or in writing, and shall be delivered by email or by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, postage prepaid, addressed to the party at the address set forth on the signature page to this Agreement.  Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the fifth day following deposit in the United States mails.  Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Paragraph. Notwithstanding the foregoing, the Company may send the information set forth in Paragraphs 2.1 and 2.2 via email. Notwithstanding the foregoing, any Notice may be provided to an Authorized Party as per the terms of this Agreement.

6.2         Entire Agreement.  This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

6.3         Successors.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, heirs and personal representatives.

6.4         Waiver and Amendment.  No provision of this Agreement may be waived unless in writing signed by all the parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision.  This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.

6.5         Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Nevada without giving effect to the principles of conflicts of law thereof.

6.6         Captions.  The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

6.7         Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by email delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Valour have duly executed this Agreement in duplicate as of the day and year first above written.

OPIANT PHARMACEUTICALS, INC.

By:	/s/ Dr. Roger Crystal

Name:	Dr. Roger Crystal

Its:	Chief Executive Officer

Address: 401 Wilshire Blvd., 12th Floor,

Santa Monica, CA 90401

Attn: Dr. Roger Crystal

Tel.: (424) 252-4756

Email: rcrystal@opiant.com

VALOUR FUND, LLC

By:	/s/ Thomas W. Richardson

Name:	Thomas W. Richardson

Its:	Manager

Address:

Attn:

Tel.:

Email: